                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Diametrics Medical, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota  55113

                                March __, 1997


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Diametrics Medical, Inc. (the "Company") which will be held on April __, 1997 at _____ p.m., (Minneapolis, time) at ________________________________. The official notice of the meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

     Shareholders of the Company are being asked to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to vote by marking the enclosed proxy and returning it promptly in the enclosed envelope.

                                       Sincerely,

                                       /s/ David T. Giddings

                                       David T. Giddings
                                       Chief Executive Officer

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           to be held April __, 1997


TO THE SHAREHOLDERS OF DIAMETRICS MEDICAL, INC.:

     Notice is hereby given that a Special Meeting of Shareholders of Diametrics Medical, Inc. (the "Company") will be held on April __, 1997 at _____ p.m. (Minneapolis time), at ____________________________________ for the following purposes:

     1. To amend the Amended and Restated Articles of Incorporation of the Company to (i) increase the number of authorized shares of all classes of stock from 25,000,000 to 40,000,000 and (ii) increase the number of authorized shares of Common Stock, par value $.01 per share, from 20,000,000 to 35,000,000 (the "Amendment").

     2. To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

     The Board of Directors has fixed March 7, 1997 as the record date for the determination of shareholders entitled to vote at the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting.

                                       By Order of the Board of Directors

                                       /s/ Kenneth L. Cutler

                                       Kenneth L. Cutler
                                       Secretary

March __, 1997


YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota  55113
                               ________________

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                APRIL ___, 1997


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Diametrics Medical, Inc. (the "Company") for use at the Special Meeting of Shareholders to be held on [DAY], April ___, 1997, at [LOCATION], [ADDRESS], Minnesota at _____ p.m., Minneapolis time, and at any adjournment thereof, for the purposes set forth in the Notice of Special Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March ___, 1997.

     Shares of the Company's Common Stock, $.01 par value (the "Common Stock"), and shares of the Company's Series I Junior Participating Preferred Stock, $.01 par value (the "Preferred Stock"), represented by proxies in the form solicited will be voted in the manner directed by the holders thereof. If the enclosed proxy is returned to the Company but no direction is made, the persons named in the proxy will vote all shares of the Company's Common Stock and/or Preferred Stock represented thereby FOR" the proposal to approve the amendment to the Company's Amended and Restated Articles of Incorporation. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a shareholder of record submits a proxy which indicates that such shareholder does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Proxies may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

     All holders of the Common Stock and the Preferred Stock whose names appear of record on the Company's books at the close of business on March 7, 1997 will be entitled to vote at the Special Meeting or any adjournment thereof. The holders of the Common Stock and the Preferred Stock will vote as one class with respect to the proposed amendment to the Company's Amended and Restated Articles of Incorporation. At the close of business on March 7, 1997, a total of 15,235,139 shares of Common Stock and 750,000 shares of Preferred Stock were outstanding. Each share of Common Stock is entitled to one vote with respect to such proposal, and each share of Preferred Stock is entitled to 3.16 votes (see the discussion below under the caption "PROPOSAL TO AMEND ARTICLES OF INCORPORATION--The Preferred Stock").

     Officers, directors and other employees of the Company may solicit proxies by telephone or in person, and will receive no extra compensation for such services. Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request by record holders of the Common Stock or the Preferred Stock who are brokers, dealers, banks or voting trustees, or their nominees, the Company will pay the reasonable expenses incurred by such record holders for mailing proxy material to any beneficial owners of such stock.

     Management of the Company is not aware of any matters that will be acted upon at the meeting other than the matter described in this Proxy Statement. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote with respect to such other matters in accordance with their best judgment.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 7, 1997, certain information regarding beneficial ownership of the Company's voting securities by (i) each person who is known by the Company to own, of record or beneficially, more than five percent of either the Common Stock or the Preferred Stock, which are the Company's only classes of voting securities, (ii) each of the Company's Directors and Executive Officers, and (iii) all Directors and Executive Officers of the Company as a group. Fractional shares are rounded to the nearest full share.


                                                  Number of Shares
                                                    Beneficially         Percent of
                                                      Owned (1)          Class (1)
Name of Beneficial Owner                          ----------------       ---------
------------------------

Common Stock:

State of Wisconsin Investment Board                   1,380,000            9.1
  P.O. Box 7842
  Madison, WI 53707

The Allstate Corporation                              1,099,328            7.2
  2775 Sanders Road
  Northbrook, Il 60062-6127

[IAI] (2)

James E. Ashton, Ph.D., Director                         10,372             *

Andre de Bruin, Director (3)                                 --             --

Gerald L. Cohn, Director (4)                            105,000             *

David T. Giddings, President, CEO and Director (5)      102,584             *

Roy S. Johnson, Director (6)                             37,500             *

Mark B. Knudson, Ph.D., Chairman of the Board (7)       209,937            1.4

Richard A. Norling, Director                                 --             --

Fred E. Silverstein, M.D., Director (8)                   6,250             *

Laurence L. Betterley, Senior Vice President             18,625             *
   and CFO (9)

James R. Miller, Senior Vice President (10)              62,291             *

All directors and executive officers                    552,559            3.5
   as a group (10 persons) (11)

Preferred Stock:
IAI Investment Funds IV, Inc.                             187,500        25.0
  (IAI Regional Fund)
  733 Marquette
  Investors Building, 5th Floor
  Minneapolis, MN 55479-0047

Amarfour, L.L.C.                                          125,000        16.7
  200 West Madison, Suite 3800
  Chicago, IL 60606

The Provident Bank as Custodian for                        62,500         8.3
  the Perkins Opportunity Fund
  Ladonis Toney Institutional Custody
  One East Fourth Street
  Cincinnati, OH 45202

Parsnip River Company                                      50,000         6.7
  4422 IDS Center
  80 South 8th Street
  Minneapolis, MN 55402

Gerald L Cohn, Director                                    25,000         3.3

Mark B. Knudson, Director (12)                             35,938         4.8

Fred E. Silverstein, Director (13)                         20,000

Laurence L. Betterley, Senior Vice President                3,125          *
   and CFO

James R. Miller, Senior Vice President                         --          --

All directors and executive officers                       84,062        11.6
   as a group (10 persons) (14)
------------------
*  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes, generally, voting power and/or investment power with respect to securities. Shares of Common Stock issuable upon exercise of options and warrants (including the Warrants, as defined below) currently exercisable or exercisable within 60 days of March 7, 1997 are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the person holding such Preferred Stock, options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of Common Stock issuable upon conversion of the Preferred Stock are not included because holders of the Preferred Stock will not have the right to convert such Preferred Stock to Common Stock within 60 days after March 7, 1997.See PROPOSAL TO AMEND ARTICLES OF INCORPORATION--The Preferred Stock--Conversion. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  [IAI]

(3) Includes 14,500 shares of Common Stock issuable upon the exercise of outstanding options.

(4) Excludes 12,000 shares held in the Hanna S. Cohn and Samuel A. Cohn Memorial Foundation, with respect to which Mr. Cohn disclaims beneficial ownership. Includes 25,000 shares of Common Stock issuable upon the exercise of Warrants (see the discussion in this Proxy Statement under the caption "PROPOSAL TO AMEND ARTICLES OF INCORPORATION--The Preferred Stock") owned by the Gerald L. Cohn Revocable Trust.

(5) Includes 100,000 shares of Common Stock issuable upon the exercise of outstanding options.

(6) Includes 37,500 shares of Common Stock issuable upon the exercise of outstanding options.

(7) Includes: (a) 2,900 shares of Common Stock issuable upon the exercise of outstanding options; (b) an aggregate of 18,850 shares of Common Stock issuable upon the exercise of outstanding options held by Medical Innovation Fund ("MIF") and Medical Innovation Fund II ("MIF-II"), partnerships of which Dr. Knudson is, respectively, a limited partner and a general partner of the general partner;
(c) 31,250 shares of Common Stock issuable upon the exercise of Warrants owned by MIF-II; and (d) 4,687 shares of Common Stock issuable upon the exercise of Warrants owned by certain profit sharing and pension plans in which Dr. Knudson is a participant. Dr. Knudson disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such plans and partnerships.

(8) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options and 1,250 shares issuable upon the exercise of Warrants. Excludes 454,545 shares held by Frazier Healthcare Investments, L.P. ("FHI") and 18,750 shares of Common Stock issuable upon the exercise of Warrants owned by FHI. The general partner of FHI is Frazier Healthcare Management, L.P., whose general partner is Frazier & Company L.P., whose general partner is Frazier Management L.L.C. Silverstein Capital, Inc., of which Dr. Silverstein is a shareholder, is a member of Frazier Management, L.L.C. Dr. Silverstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such entities.

(9) Includes 15,000 shares of Common Stock issuable upon the exercise of outstanding options, and 3,125 shares of Common Stock issuable upon the exercise of Warrants.

(10) Includes 60,000 shares of Common Stock issuable upon the exercise of outstanding options.

(11) All directors and executive officers of the Company are listed in the table. See Notes (3) - (10).

(12) Includes 31,250 shares of Preferred Stock held by MIF-II, 3,126 shares held by a profit sharing plan and 1,562 shares held by a money purchase pension plan. See Note (7) above.

(13) Excludes 18,750 shares of Preferred Stock held by FHI. See Note (8) above.

(14) See Notes (4), (7), (8), (12) and (13) above.

                                  PROPOSAL TO
                        AMEND ARTICLES OF INCORPORATION

Proposed Amendment

     The Board of Directors of the Company has approved an amendment to Article 3 of the Company's Amended and Restated Articles of Incorporation (the "Amendment") which, if adopted, would increase the number of authorized shares of Common Stock from 20,000,000 to 35,000,000. The number of shares of preferred stock currently authorized by the Company's Amended and Restated Articles of Incorporation will remain at 5,000,000. If the Amendment is approved by the Company's shareholders, paragraph 1 of Article 3 of the Company's Amended and Restated Articles of Incorporation would read as follows:

     "1.  Authorized Shares.
          -----------------

          The total number of shares of capital stock which the corporation is authorized to issue shall be 40,000,000 shares, consisting of 35,000,000 shares of common stock, par value $.01 per share ('Common Stock'), and 5,000,000 shares of preferred stock, $.01 par value per share ('Preferred Stock')."

     As of March 7, 1997, there were 15,235,139 shares of Common Stock and 750,000 shares of Preferred Stock issued and outstanding, _______ shares of Common Stock reserved for future issuance under various stock-based plans of the Company, 750,000 shares of Common Stock reserved for future issuance under the Warrants (as defined below) and _______ shares reserved for issuance pursuant to other outstanding warrants. This leaves the Company with _______ authorized but unissued, unreserved and uncommitted shares of Common Stock available for issuance.

     The additional shares of Common Stock for which authorization is sought will be a part of the existing class of Common Stock and, if and when issued, will have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares will not (and the shares of Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights.

     The Board of Directors recommends approval of the Amendment because the Board believes it is in the best interests of all of the Company's shareholders. As described more fully below, the authorization of additional shares of Common Stock is necessary for conversion of the Preferred Stock into Common Stock. If the additional shares of Common Stock are not authorized, and the conversion of the Preferred Stock does not occur, one or more of several consequences may result, all of which the Board of Directors believes would be unfavorable to the Company. These include (i) triggering of the Company's obligation to pay dividends with respect to the outstanding shares of Preferred Stock, and (ii) creation of an obligation on the part of the Company to redeem the Preferred Stock for cash payment. These consequences are more fully described below under the caption "The Preferred Stock."

     The additional shares of Common Stock that will be authorized for issuance if the Amendment is adopted but not issued in connection with the conversion of the Preferred Stock will be available for other corporate purposes, and may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine. These purposes may include future additional financings in one or more private placements and/or public offerings, issuances pursuant to employee or director stock plans, and issuances in connection with acquisitions, stock dividends or stock splits. Shares issued in connection with any such transaction may be issued without further shareholder approval, except where such approval may be required by law or by the rules of the National Association of Securities Dealers, Inc.

     Although the Board of Directors presently has no specific plans with respect to the issuance of such additional shares, such shares could be used by the Board of Directors to dilute the stock ownership of persons seeking to obtain control of the Company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the Company and making removal of incumbent management more difficult. Notwithstanding this possibility, the proposal for adoption of the Amendment is not a result of, nor does the Board of Directors have knowledge of, any effort to accumulate the capital stock of the Company or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to the Board of Directors or otherwise.

The Preferred Stock

     Issuance. On January 30, 1997, the Company completed the sale in a private placement (the "Private Placement") of 750,000 shares of the Preferred Stock, at a price of $16.00 per share. Each purchaser of Preferred Stock also received a detachable warrant to purchase one share of Common Stock for each share of Preferred Stock purchased, with an exercise price (subject to adjustment) equal to $5.0625 per share (the "Warrants"). The Company received proceeds of $12,000,000 in connection with the Private Placement, and will receive further proceeds upon any exercise of the Warrants. The proceeds of the Private Placement have been and are being used for working capital. The Board of Directors determined that it was in the Company's best interests to complete the Private Placement, given the Company's need for additional capital.

     Conversion. Each share of Preferred Stock will be automatically converted into four shares of Common Stock at such time as (i) the shareholders of the Company have authorized a sufficient number of shares of Common Stock to allow the conversion, and (ii) appropriate filings have been made with governmental authorities to effect such authorization (the "Conversion"). If the Amendment is approved, the Conversion will result in the issuance (subject to certain adjustments) of 3,000,000 shares of Common Stock to holders of the Preferred Stock.

     Voting Rights. Each share of Preferred Stock entitles the holder thereof to
3.16 votes on all matters submitted to a vote of the shareholders of the Company, subject to certain adjustments. Additionally, none of the following actions may be taken by the Company without the approval by vote of the holders of 66.667% (or such greater percentage as may be required by law) of all issued and outstanding shares of Preferred Stock, voting together as a single class:
(i) any amendment, restatement or modification of the Articles of Incorporation, By-laws or other governance documents of the Company which would reasonably be expected to adversely affect the powers, preferences, privileges or rights of the Preferred Stock; (ii) declaration of payment of any dividend or the making of any distribution on or with respect to the Common Stock; (iii) purchase, redemption or retirement, directly or indirectly, of any shares of capital stock or other equity securities of the Company; (iv) authorization, creation or issuance of any additional shares of capital stock or other securities which (a) would reasonably be expected to adversely affect the powers, preferences, privileges or rights of holders of the Preferred Stock, or (b) are ranked prior to or pari passu with, the Preferred Stock; or (v) a voluntary dissolution, liquidation or winding up of the Company.

     Dividends. If the Conversion does not occur on or before July 29, 1997, then pursuant to the terms of the Preferred Stock, dividends will accrue on the Preferred Stock at a rate per annum equal to 7.0% of the liquidation preference thereof, compounded quarterly. Such dividends will accrue from the date of initial issuance of the Preferred Stock to and including the (i) the conversion of the Preferred Stock, or (ii) the redemption of the Preferred Stock pursuant to its terms.

     Redemption. In the event that the Conversion does not occur on or before January 29, 1999 (the "Put Date"), and if the Company has not by that date caused the Preferred Stock to be registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. or any national securities exchange on which a class of the Company's equity securities is listed, the Preferred Stock will thereafter be redeemable, at the option of the holders thereof, at a price equal to the greater of (i) the current market price thereof on the Put Date, and (ii) the liquidation preference thereof, plus accrued and unpaid dividends thereon to the date fixed for redemption (the 30th business day following the Put Date). Notwithstanding the foregoing, in the event that the Company fails to declare and pay a dividend as required by the terms of the Preferred Stock, the Put Date will be accelerated to the payment date that would otherwise apply to such defaulted dividend payment. In the event that the Company receives notices of redemption from holders representing in excess of 75% of the shares of Preferred Stock outstanding, the Company will redeem all outstanding shares of Preferred Stock.

     Registration Provisions; Additional Warrants. The Company has agreed to register the Common Stock issuable upon conversion of the Preferred Stock, and upon exercise of the Warrants, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company has further agreed to issue additional warrants to holders of the Preferred Stock, exercisable for a total of 187,500 shares of Preferred Stock at a per share purchase price equal to $20.25, in the event that the Company breaches its obligations with respect to such registration. The Preferred Stock issuable upon the exercise of such warrants will be convertible into a total (subject to certain adjustments) of 750,000 shares of Common Stock.


Vote Required for Adoption of Proposed Amendment

     The affirmative vote of the holders of a majority of the combined voting power of the shares of Common Stock and Preferred Stock (each of which shares of Preferred Stock is entitled to 3.16 votes) present and entitled to vote on the Amendment at the Special Meeting is required to adopt this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT.


               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     In order to be eligible for inclusion in the Company's proxy solicitation materials for its 1997 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at the Company's principal executive officers, 2658 Patton Road, Roseville, Minnesota 55113, no later than January 21, 1997.

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN

REQUEST THEREFOR TO DIAMETRICS MEDICAL, INC., 2658 PATTON ROAD, ROSEVILLE, MINNESOTA 55113


                                    By Order of the Board of Directors


                                    /s/ Kenneth L. Cutler
                                    ------------------------------------
                                    Kenneth L. Cutler
                                    Secretary
March __, 1997

                                     PROXY

                           DIAMETRICS MEDICAL, INC.


           Proxy for Special Meeting of Shareholders April __, 1997
                 Solicited on Behalf of the Board of Directors


     The undersigned hereby constitutes and appoints __________ and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Special Meeting of Shareholders of Diametrics Medical, Inc. (the "Company"), to be held on the ____ day of _______, 1997, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock or Preferred Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as follows:

Please mark your votes by placing an X in the appropriate box

1. To approve an amendment to the Company's Amended and Restated Articles of Incorporation, as more fully described in the accompanying proxy statement.

          [_]  FOR                  [_]  AGAINST                [_]  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


This proxy will, when properly executed, be voted as directed.
If no directions to the contrary are indicated, the persons named herein intend to vote to approve item 1.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

DATE: __________, 1997.
(Please date this Proxy)

Signature(s) ___________________________________________________________________

It would be helpful if you signed your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.